Exhibit 99.1

News Release 225 West Wacker Drive Chicago Illinois 60606	Telephone : +1 312 696-6000 Facsimile: +1 312 696-6009

Media Contact:

Margaret Kirch Cohen, 312-696-6383, margaret.cohen@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar Appoints Richard E. Robbins as General Counsel and Corporate Secretary

CHICAGO, Aug. 1, 2005 – Morningstar, Inc. today announced that Richard E. Robbins, 43, has joined the company as general counsel and corporate secretary. He will be responsible for heading Morningstar’s legal department, reporting to Joe Mansueto, chairman and chief executive officer.

“We’re pleased to have someone of Rich’s caliber join Morningstar,” Mansueto said. “Rich brings 14 years of corporate and securities law experience to Morningstar, including extensive knowledge in the areas of corporate governance and disclosure, equity-based employee benefit plans, and mergers and acquisitions.”

Robbins joins the company from Sidley Austin Brown & Wood LLP, where he was a partner since 1999. Previously, he was an associate in the firm’s corporate and securities practice. Before attending law school, Robbins worked for Digital Equipment Corporation as a senior software engineer.

Robbins holds a juris doctor degree with honors from the University of Chicago Law School, and master’s and bachelor’s degrees in electrical engineering and computer science from the Massachusetts Institute of Technology. He is a member of the American, Illinois and Chicago Bar Associations, and serves on the board of directors of IT Resource Center, a nonprofit corporation.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of investment research in the United States and in major international markets. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutional clients. Morningstar provides data on more than 125,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 16 countries.

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